EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into effective as of July 29, 2013, by and between B/E Aerospace, Inc., a Delaware corporation (the “Company”), and Werner Lieberherr (the “Executive”).

RECITALS

WHEREAS, the Executive and the Company entered into an Amended and Restated Employment Agreement dated January 1, 2011 (the “Past Employment Agreement”);

WHEREAS, the Executive and the Company entered into that certain Proprietary Rights Agreement effective July 5, 2006 (the “2006 Proprietary Rights Agreement”) and that certain Proprietary Rights Agreement effective January 1, 2011 (the “2011 Proprietary Rights Agreement”);

WHEREAS, the Executive and the Company wish to enter into this Agreement, which shall supersede and replace in its entirety the Past Employment Agreement except that the 2006 Proprietary Rights Agreement incorporated therein by reference shall not be superseded by this Agreement;

WHEREAS, the Executive, having provided services to the Company since July 2006, agrees to continue to provide services for the benefit of the Company for an additional period as provided herein, and the Company wishes to procure such services as provided herein;

WHEREAS, the Executive and the Company agree and acknowledge that this Agreement grants to the Executive benefits and consideration from the Company above and beyond those to which the Executive is otherwise entitled, individually or collectively, under the Past Employment Agreement, any other agreement, or any policies of the Company; and

WHEREAS, the Company wishes to secure for its benefit the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities subject to the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.           The Past Employment Agreement.  The Past Employment Agreement is hereby restated, superseded and replaced in its entirety by this Agreement.  The 2006 Proprietary Rights Agreement shall continue in full force and effect except that it is hereby deemed by each of the Company and the Executive to apply to the period of the Executive’s employment from July 5, 2006 through December 31, 2010 and thereafter subject to its terms.  The 2011 Proprietary Rights Agreement shall apply only to the period of the Executive’s employment from January 1, 2011 and continue in effect throughout Executive’s employment and thereafter subject to its terms.

2.           Employment.  Unless otherwise terminated pursuant to the provisions of  Section 5 hereof, the Executive shall provide to the Company services hereunder during the term of his employment under this Agreement, which shall be the period ending three (3) years from any date as of which the term is being determined (the “Employment Term”).  The date on which the Employment Term ends, including any extensions thereof, is sometimes hereinafter referred to as the “Expiration Date.”  At no point during the Employment Term shall the Executive compete or take any preparations to compete with the Company.

3.           Position and Duties.  The Executive shall serve the Company in the capacity of President and Chief Operating Officer, or in such other positions as the Chief Executive Officer of the Company, his designee, or the Board of Directors of the Company (the “Board”) may designate from time to time, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with such capacity, as may from time to time be prescribed by the Chief Executive Officer of the Company, his designee or the Board in its/their sole discretion.  The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities and shall comply with all of the Company’s policies and procedures.  The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.  The Executive’s performance will be reviewed by the Chief Executive Officer on an annual basis.

4.           Compensation.

(a)           Salary.  During the Employment Term, the Executive shall receive a salary (the “Salary”) payable at the rate of $681,408 per annum.  Such rate shall be subject to adjustment from time to time by the Compensation Committee of the Board (the “Compensation Committee”); provided, however, that it shall at no time be adjusted below the Salary then in effect.  The Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, less all required deductions.  The Salary shall be pro-rated for any period of service less than a full year.

(b)           Incentive Bonus.  During the Employment Term, the Executive shall be eligible to receive an incentive target performance bonus (the “Bonus”) in accordance with the Company’s executive bonus plan then in effect, as determined by the Compensation Committee at the end of the applicable fiscal year.  The Bonus shall be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in which the Executive earned such Bonus.

(c)           Expenses.  During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s policies and procedures in effect from time to time.

(d)           Benefits.  During the Employment Term, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, executive medical expense reimbursement, pension, retirement, accident, and other benefit plans, programs and arrangements made generally available by the Company to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements in effect from time to time.  In accordance with the Company’s policies in effect from time to time applicable to the Executive, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Term as well as all paid holidays given by the Company to its employees.

(e)           Automobile.  During the Employment Term, the Executive shall receive an automobile allowance (the “Automobile Allowance”) of $1,100 per month less applicable taxes, payable in accordance with Company policy, but in no event later than March 15th of the year following the year in which the Automobile Allowance will accrue.

(f)           Equity Awards.

(i)           During the Employment Term, the Executive shall be eligible to participate in any applicable equity compensation program of the Company in effect from time to time on the terms set forth by the Compensation Committee in its sole discretion, which programs may include stock options or restricted stock awards or units (“Equity Awards”).  The grant timing, form and amount of the Equity Awards shall be determined by the Compensation Committee in its sole discretion.

(ii)           Notwithstanding any provision in the applicable award documents and the preceding paragraph to the contrary, and as additional consideration for the Executive’s restrictive non-competition and non-solicitation covenants for the benefit of the Company set forth in Section 6 of this Agreement, the Executive’s unvested Equity Awards shall, subject to applicable law, accelerate and become immediately vested and unrestricted and, as applicable, become immediately exercisable and remain exercisable through the remainder of their term following the occurrence of the termination of the Executive’s employment without Cause or for Good Reason pursuant to Section 5(e).  Any Equity Award granted to Executive that is not otherwise accelerated as a result of the termination of Executive’s employment on a specified Termination Date (e.g., termination without Good Reason) will be considered by the Compensation Committee for immediate vesting in connection with any such separation of service with such determination being in the discretion of the Compensation Committee and/or Board of Directors.

(g)           Retirement Compensation.  The Company has established the BE Aerospace, Inc. 2010 Deferred Compensation Plan (“SERP”).  On January 1st of each year the Executive is employed hereunder, the Company will make a tax deferred contribution to the SERP (the “Retirement Contribution”) on behalf of the Executive equal to twenty percent (20%) of the Salary in effect as of the date of contribution.  The Executive must be employed on the applicable date of contribution to receive a Retirement Contribution.  Each Retirement Contribution shall be subject to the terms and conditions of the SERP except that (A) Retirement Contributions made for calendar years 2011, 2012, 2013, 2014 and 2015 shall vest in full on January 1, 2016 (provided that the Executive is employed on such date) or, if earlier, upon (i) the Executive meeting the requirements of a “retirement,” (ii) the Executive’s “separation from service” by the Company without Cause or by the Executive with Good Reason, each pursuant to Section 5(e), (iii) the Executive’s death pursuant to Section 5(b), (iv) a “change of control,” or (v) the Executive meeting the requirements of a “disability” (retirement, change of control and disability, each as such term is defined in the SERP), and (B) all Retirement Contributions made on and after January 1, 2016 shall vest in full on the date of each such Retirement Contribution.  The Retirement Contributions shall be allocated to the Executive’s retirement account under the SERP.

5.           Termination and Compensation Thereon.

(a)           Termination.  Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason.  The term “Termination Date” shall mean if the Executive’s employment is terminated (i) by his death, the date of his death or (ii) for any other reason, the date on which the Executive incurs a Separation from Service.

(b)           Death.

(i)           The Executive’s employment hereunder shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump sum amount equal to (A) the Salary and Automobile Allowance (at the rate in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date, (B) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the date of death, and (C) any earned but unpaid Bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the date of death.

(ii)           Upon the Executive’s death at any time during or after the Employment Term, the Company shall, within thirty (30) days following the date of death, also pay to such person as the Executive shall have designated in a notice filed with the Company, or if no such person shall have been designated, to his estate, a lump-sum death benefit in accordance with the Death Benefit Agreement attached hereto as Exhibit A and hereby incorporated by reference.

(c)           Incapacity.  If, in the reasonable judgment of the Chief Executive Officer, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his full-time duties as described hereunder for the entire period of twelve (12) consecutive months (“Incapacity”), the Executive’s employment shall terminate at the end of the twelve (12)-month period.  In such event, upon the Termination Date, the Company shall pay to the Executive a lump sum payment equal to (i) the Salary and Automobile Allowance (at the rates in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date, (ii) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date, and (iii) any earned but unpaid Bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date.  The lump sum payment shall be made within thirty (30) days following the Termination Date.  Any dispute between the Chief Executive Officer and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Chief Executive Officer and the Executive or his personal representative, whose decision shall be binding on all parties.

(d)           Termination by the Company for Cause; Termination by the Executive without Good Reason.

(i)           If the Company terminates the Executive’s employment for Cause, the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary, Automobile Allowance, vacation time and benefits accrued through the Termination Date, and pursuant to Section 15 (addressing Code Section 409A to the extent applicable), Section 18 (Indemnification) hereof, or other indemnification available to Executive by agreement, insurance, law, equity, or the Company’s organizational documents.

(ii)           For purposes of this Agreement, “Cause”  shall mean (A) after receipt of written notice from the Chief Executive Officer or the Board of Directors, and a reasonable opportunity to cure, the Executive’s willful and continued material failure, refusal or neglect to substantially perform and discharge his powers, duties, obligations or responsibilities hereunder (including duties prescribed by the Chief Executive Officer pursuant to Section 3 above), (B) after receipt of written notice from the Chief Executive Officer or the Board of Directors, and a reasonable opportunity to cure, the Executive’s willful, continued and intentional breach of any fiduciary duties the Executive may have because of any position the Executive holds with the Company or any subsidiary or affiliate thereof, or (C) a felony conviction in a judgment that has become final and non-appealable, of a conviction for any crime involving the Executive’s personal dishonesty or moral turpitude, or any indictment by a grand jury for acts detrimental to the Company’s best interests.

(iii)           If the Executive terminates his employment without Good Reason, then the Company shall pay to the Executive a lump-sum payment equal to:

(A)           any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date; and

(B)           any earned but unpaid Bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date.

The lump-sum payment under clauses (A) – (B) shall be made within thirty (30) days following the Termination Date.

(e)           Termination by the Company without Cause; Termination by the Executive for Good Reason.  The Company may terminate the Executive’s employment hereunder at any time without Cause and Executive may terminate his employment with “Good Reason” (as defined below).    In each such event, the Company shall pay to the Executive a lump sum payment equal to:

(i)           any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date;

(ii)           any earned but unpaid Bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date;

(iii)           the Salary and Automobile Allowance payable (at the rates in effect as of the Termination Date) during the period from the Termination Date through the Expiration Date; and

(iv)           one (1) times the Salary and Automobile Allowance in effect as of the Termination Date.

The lump-sum payment under clauses (i) – (iv) shall be made within thirty (30) days following the Termination Date, provided, however, that to the extent that Section 409A applies, the payments pursuant to clauses (iii) – (iv) shall be made on the date that is six (6) months and one (1) day following the Termination Date.

(v)           For purposes of this Agreement, “Good Reason” means:

(A)           a decrease in Executive’s Salary or a failure by the Company to pay material compensation due and payable to Executive in connection with his employment;

(B)           a change in Executive’s responsibilities, positions, duties, status, title or reporting relationships;

(C)           Executive ceasing to be the President and Chief Operating Officer of the Company pursuant to this Agreement (or such other positions Executive holds (1) immediately prior to the Change of Control date, if applicable, or (2), solely for purposes of Section 5(e), thirty (30) days prior to the Termination Date);

(D)           requiring Executive to be based at any office or location that is anywhere other than Executive’s principal place of employment; or

(E)           a material breach by the Company of any term or provisions of this Agreement;

provided that Executive has given notice thereof to the Company and the Company has not cured the Good Reason, if applicable, within thirty (30) days after receiving such notice.

(f)           Change of Control.

(i)           If a “Change of Control” occurs during the Employment Term, the Executive’s employment shall be terminated by the Company as of the Change of Control date and the Company or its successor in interest shall pay to the Executive a lump sum payment equal to:

(A)           any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date;

(B)           any earned but unpaid Bonuses payable to the Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date;

(C)           the Salary and Automobile Allowance payable (at the rates in effect as of the Termination Date) during the period from the Termination Date through the Expiration Date; and

(D)           one (1) times the Salary and Automobile Allowance in effect as of the Termination Date.

The lump sum payment shall be made on the Termination Date.

(ii)           For purposes of this Agreement, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A.

(iii)           A Change of Control shall occur on the effective date of any event specified in Section 5(f)(ii) above.  In connection with any determination of ownership for purposes of Section 5(f)(ii) above, the attribution rules of Section 318(a) of the Code shall apply.

(iv)           The obligations of the Company pursuant to this Section 5(f) shall survive any termination of this Agreement or the Executive’s employment or any resignation of such employment by the Executive pursuant to this Agreement.

(v)           Subject to timely payment of the foregoing amounts set forth in Section 5(f) and the provision of the benefits described in 5(g), and the Company’s compliance with the other foregoing terms, the Company shall have the option, upon providing written notice to Executive on or before the Termination Date, to re-hire the Executive for employment with the Company, its purchaser or its successor for a minimum of twelve (12) months and up to twenty four (24) months beyond the Termination Date at the same Salary, bonuses, Equity Awards, benefits and Automobile Allowance (and at the Executive’s same Company location) as in effect as of the Termination Date in exchange for the same services from the Executive as contemplated by Section 3 of this Agreement, and on such additional terms as the Company and Executive may agree.

(g)           Benefit Continuation.  If the Executive’s employment is terminated for any reason other than Cause, then Executive and his spouse, for as long as they each may live, and Executive’s eligible dependents, shall be entitled to (i) all medical, dental and health benefits available from time to time to the Company’s executive officers and their dependents, respectively on similar terms and conditions as active employees (provided that the level of such benefits is not less than the benefits available to the Executive on July 1, 2013, as well as 100% payment for and reimbursement of all medical and dental services and costs incurred by the Executive and his family, the cost of which is fully paid by the Company), and (ii) the benefits available under the Company’s executive medical expense reimbursement plan in effect as of the Termination Date, but in no event less than those in effect as of July 1, 2013.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A of the Code (“Section 409A”), the Company shall reimburse such medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the seventh (7th) month of the year next following the calendar year in which such expenses are incurred.

6.           Covenants of the Executive.  In consideration of the execution of this Agreement, including all of the benefits set forth herein that are beyond or in addition to the benefits the Executive was entitled to receive under the Past Employment Agreement (each benefit separately being sufficient consideration for the Executive’s covenants contained in this Section 6), and the Executive’s commencement of employment as the President and Chief Operating Officer with the Company (also separately being sufficient consideration for the Executive’s covenants contained in this Section 6), the Executive agrees as follows:

(a)           Non-Competition.

(i)           The Executive shall not during the Executive’s employment with the Company and for three (3) years after the Termination Date or Expiration Date, whichever occurs first (the “Non-Compete Restrictive Period”), directly or indirectly:

(A)           compete in the United States or on the internet with respect to any “Competing Product or Service,” which is defined to mean those products or services offered and/or under development by the Company or any of its subsidiaries or affiliates during the Executive’s employment with the Company of which the Executive has knowledge, or any product or service competitive with or intended to compete with such products or services, or any product or service which the Executive acquired knowledge of as a result of his employment with the Company;

(B)           own, invest in, make loans to, operate, manage, control, participate in, consult with, or advise, any entity or person that provides a Competing Product or Service with the Company in the United States or on the internet.  This covenant shall not prevent the Executive from having passive investments of less than five percent (5%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system.

(ii)           If the Executive breaches any covenant contained in this Section 6(a), the Executive agrees and acknowledges that the Non-Compete Restrictive Period shall be extended during the time of such breach.  The Executive further agrees and acknowledges that, in the event of the Executive’s breach of any covenants contained in this Section 6(a), the Non-Compete Restrictive Period may be extended for up to three (3) years, which shall commence upon either (x) a determination by the Company that the Executive has stopped breaching such covenants, or (y) the date of a court’s or arbitrator’s final determination that the Executive breached a covenant contained in Section 6(a).

(b)           Non-Solicitation.

(i)           As a separate and independent covenant, the Executive agrees that he shall not during his employment with the Company and for three (3) years after the Termination Date or the Expiration Date, whichever occurs first (the “Non-Solicitation Restrictive Period”), directly or indirectly:

(A)           contact, solicit, perform services for, or accept work or business (in any capacity other than as a Company employee) from any clients or customers of the Company, its subsidiaries or affiliates, with whom the Executive has worked or had contact during the Executive’s employment with the Company, or of whom the Executive had knowledge of due to his employment or access to the Company’s confidential information and/or trade secrets;

(B)           contact, solicit or accept contact from any clients, subcontractors, consultants, vendors, suppliers or independent contractors of the Company, its subsidiaries or affiliates, for the purpose of interfering with, causing, inviting, or encouraging any such persons or entities from altering or terminating their business relationship or association with the Company, its subsidiaries or affiliates.  This applies to any clients, subcontractors, consultants, vendors, suppliers or independent contractors with whom the Executive has worked or had contact during his employment with the Company, or of whom the Executive had knowledge due to his employment or access to the Company’s confidential information and/or trade secrets; or

(C)           contact, solicit or accept contact from any employee of the Company, its subsidiaries or affiliates for the purpose of interfering with their employment with the Company, its subsidiaries or affiliates, or inviting or encouraging them to terminate their employment with the Company, its subsidiaries or affiliates or which has the effect of altering or terminating their employment with the Company, its subsidiaries or affiliates.

(ii)           If the Executive breaches any covenant contained in this Section 6(b), the Executive agrees and acknowledges that the Non-Solicitation Restrictive Period shall be extended during the time of such breach.  The Executive further agrees and acknowledges that, in the event of the Executive’s breach of any covenants contained in this Section 6(b), the Non-Solicitation Restrictive Period may be extended for up to three (3) years, which shall commence upon either (x) a determination by the Company that the Executive has stopped breaching such covenants, or (y) the date of a court’s or arbitrator’s final determination that the Executive breached a covenant contained in Section 6(b).

7.           Amendments.  No amendment to this Agreement or any Exhibit hereto shall be effective unless it shall be in writing and signed by each party hereto.

8.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three (3) days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: General Counsel

If to the Executive, to him at:

Werner Lieberherr
255 Belleford Court
Lewisville NC 27023

9.           Entire Agreement.  This Agreement, the 2006 Proprietary Rights Agreement and the 2011 Proprietary Rights Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  The non-solicitation and non-competition provisions in this Agreement and in the 2011 Proprietary Rights Agreement shall be deemed separate and distinct provisions and each applicable time period shall run concurrently in accordance with its terms for the benefit of the Company.

10.           Mutual Waiver.  Except in the event of a termination for Cause, the Executive and the Company agree to sign a mutual waiver and release of claims agreement effective as of the Termination Date, substantially in the form attached hereto as Exhibit B, and hereby incorporated by reference (the “Mutual Waiver”).

11.           Headings.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

12.           Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

14.           Withholding.  Without limiting the effect of Sections 15 and 16, all payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15.           Section 409A.

(a)           If any amounts that become due under Section 5 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a Separation from Service if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)           Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after the Executive’s Separation from Service for any reason other than death or (ii) the Executive’s date of death.  The provisions of this Section 15(b) shall only apply if required to comply with Section 409A.

(c)           For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)           It is intended that the terms and conditions of this Agreement comply with Section 409A.  If any provision of this Agreement contravenes any regulations or United States Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A, provided, however, that no such amendment shall have the effect of reducing the amount of any payment or benefit payable to Executive pursuant to this Agreement.  This Section 15(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e)           Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

16.           [Reserved].

17.           Legal Fees.                      In the event of a dispute between the parties with respect to any payments due hereunder in connection with Incapacity, a termination without Cause, termination “for” or “without” Good Reason or a Change of Control, the Company will pay the costs of all legal fees and dispute related costs and expenses incurred in connection with such dispute.  Such costs and expenses shall be provided to Executive in a timely manner, such as on a monthly basis.

18.           Indemnification.  To the maximum extent permitted under the law of the State of Delaware as from time to time in effect, the Company hereby agrees to indemnify and defend Executive and hold him harmless from and against all liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in settlement or as fines or penalties, and counsel fees and disbursements, incurred by Executive in connection with the defense or disposition of, or otherwise in connection with or resulting from, any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which Executive may be or may have been involved as a party or otherwise or with which Executive may be or may have been threatened, while in office or thereafter, by reason of Executive’s being an officer or director of the Company or by reason of any action taken or not taken in such capacity.

19.           Enforceability; Waiver.  If any arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed, blue-penciled or reformed by the court or arbitrator in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed in such provision.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

20.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  This Agreement may be assigned by the Company.  The Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

21.           Survival.  The obligations of the Executive pursuant to the 2006 Proprietary Rights Agreement, the 2011 Proprietary Rights Agreement, the respective obligations of the parties pursuant to Sections 4(f)(ii), 4(g), and 5 through 21 of this Agreement shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be in accordance with the applicable statute of limitations period(s).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Amended and Restated Employment Agreement as of the date first written above.

EXECUTIVE

/s/ Werner Lieberherr
Werner Lieberherr

Date:	July 29, 2013

COMPANY:

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	Senior Vice President and Chief Financial Officer

Exhibit A

Death Benefit Agreement

This Death Benefit Agreement (the “Agreement”) is entered into this 30th day of November, 2012, by and between B/E AEROSPACE, INC., a Delaware corporation, hereinafter called the “Corporation,” and WERNER LIEBERHERR, hereinafter called the “Executive.”

WHEREAS, the Executive has been employed by the Corporation for many years and has rendered valuable services which have contributed to the growth and prosperity of the Corporation;

WHEREAS, the Corporation wishes to provide Esther Lieberherr, as the Executive’s primary beneficiary (the “Primary Beneficiary”), or the Trustees of the Trust created under Article IV of the Last Will and Testament of Werner Lieberherr, as the Executive’s contingent or secondary beneficiary (the “Secondary Beneficiary”), (the Primary Beneficiary or Secondary Beneficiary, as may be applicable, is referred to herein as the “Beneficiary”), with the payment of a $5,000,000 (five million dollars) death benefit pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the parties agree as follows:

1.           DEATH BENEFIT.

A.
Upon the Executive’s death at any time, whether during his employment with the Corporation or following the termination of his employment for any reason, the Corporation shall pay to the Beneficiary a payment of $5,000,000 (five million dollars) (the “Death Benefit”).  The Death Benefit shall be paid in a cash lump sum within thirty (30) days following the Executive’s death.

B.	The Death Benefit shall not be payable if the Executive’s death results from suicide, whether sane or insane, within two (2) years after the execution of this Agreement.

2.
CONDITIONS.  In order to fund its cash payment obligation under this Agreement, the Corporation may elect, in its absolute discretion, to purchase a life insurance policy.  The Executive agrees that in the event the Corporation elects to do so, then the Corporation may insure the life of the Executive and the Executive agrees to cooperate with the Corporation and insurance carrier in order to facilitate the purchase of such insurance.  The Executive further agrees that if the Corporation elects to purchase such a life insurance policy, then the Corporation or a Trust (as described in Section 3 of this Agreement) shall be the owner and the beneficiary of that policy.

3.
ESTABLISHMENT OF TRUST.  The Corporation may establish a Death Benefit Only Trust (the “Trust”).  If established, all benefits payable under this Agreement to the Beneficiary shall be paid directly by the Corporation from the Trust.  To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Corporation.  The Trust, if established, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS revenue procedure 92-64, I.R.B. 1992-33 except an independent individual third party may be designated as trustee.  The assets of the Trust are subject to the claims of the Corporation’s creditors in the event of the Corporation’s insolvency, as defined therein.  Except as provided under the Trust, the Corporation shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Agreement, and neither the Executive nor the Beneficiary shall have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Agreement.

4.
EMPLOYMENT RIGHTS.  This Agreement shall not be deemed to create a contract of employment between the Corporation and the Executive and shall create no right in the Executive to continue in the Corporation’s employ for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Corporation, except as are set forth in this Agreement.

5.           EXECUTIVE RIGHT TO ASSETS.

A.
The rights of the Executive, the Beneficiary, or any other person claiming through the Executive under this Agreement, shall be solely those of an unsecured general creditor of the Corporation.  The Executive, the Beneficiary, or any other person claiming through the Executive, shall have the right to receive those payments specified under this Agreement only from the Corporation, and has no right to look to any specific or special property separate from the Corporation for payments.

B.
The Executive agrees that he, the Beneficiary, or any other person claiming through the Executive shall have no right or beneficial ownership interest whatsoever in any general asset used or acquired by the Corporation in connection with the liabilities it has assumed under this Agreement.  Such assets shall not be deemed to be held under any trust for the benefit of the Executive or the Beneficiary, nor shall any such general assets be considered security for the performance of the obligations of the Corporation.  Any such assets shall remain general, unpledged, and unrestricted assets of the Corporation.

C.
The Executive also understands and agrees that his participation in the acquisition of any such general asset for the Corporation shall not constitute a representation to the Executive, the Beneficiary, or any person claiming through the Executive that any of them has a special or beneficial interest in such general asset.

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6.           INDEPENDENCE OF BENEFITS.

The benefits payable under this Agreement shall be independent of, and in addition to, any other benefits or compensation, whether by salary, or bonus or otherwise, payable under any other employment agreements that now exist or may hereafter exist from time to time between the Corporation and the Executive.  This Agreement between the Corporation and the Executive does not involve a reduction in salary or foregoing of an increase in future salary by the Executive.  Nor does the Agreement in any way affect or reduce the existing and future compensation and other benefits of the Executive.

7.           ASSIGNABILITY.

Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Agreement shall be valid or recognized by the Corporation.

8.           AMENDMENT.

This Agreement may be amended at any time by mutual written agreement of the Corporation and the Executive.  The Corporation shall have no right to change the benefits under this Agreement without the prior written consent of the Executive.  The Executive may change the Beneficiary under this Agreement upon prior written notice to the Corporation, Attn. General Counsel, 1400 Corporate Center Way, Wellington, Florida 33414. If any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A of the U.S. Internal Revenue Code of 1986 (collectively, “Section 409A”), the Corporation shall amend this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A.

9.           LAW GOVERNING.

This Agreement shall be governed by the laws of the State of North Carolina.  This Agreement is solely between the Corporation and the Executive.  Further, the Executive, the Beneficiary or other persons claiming through the Executive shall only have recourse against the Corporation for enforcement of the Agreement.  However, it shall be binding upon the Beneficiary and the beneficiaries, heirs, executors and administrators of the Executive and upon the successors and assigns of the Corporation.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CORPORATION:	B/E AEROSPACE, INC.,
a Delaware Corporation
ATTEST:
By:
By: ______________________	Name:
Name: Ryan M. Patch	Title:
Title: Secretary

EXECUTIVE:
WERNER LIEBERHERR

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Exhibit B

Form of Mutual Waiver Agreement

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the “Agreement”), is made as of ______ __, 20___, by and between B/E Aerospace, Inc., a Delaware corporation (the “Company”) and Werner Lieberherr (“Employee”), for the purpose of memorializing the terms and conditions of the Employee’s departure from the Company’s employment.

Now, therefore, in consideration of the sum of one dollar ($1.00) and the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (the “Settlement Consideration”), the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Termination; Employment Agreement.  Effective _________, 20__, Employee’s employment with the Company was terminated.  Upon Employee’s termination, Employee and the Company shall each have those respective surviving rights, obligations and liabilities described in that certain Amended and Restated Employment Agreement, dated as of ______, 2013, by and between Employee and the Company (the “Employment Agreement”).

2.           Non-Released Claims.

(a)           Employee Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of the Company’s, its agent, representative or designee’s obligations to Employee (i) that are specified in the Employment Agreement as surviving the termination of Employee’s employment, (ii) that arise out of or from respondeat superior principles, (iii) for claims for indemnification and defense under any organizational documents, agreement, insurance policy, or at law or in equity concerning either the Company, its subsidiaries, affiliates, directors, officers or employees, (iii) concerning any deferred compensation plan, 401(k) plan, equity plan or retirement plan, and (iv) any claims not waivable under applicable law, collectively, the “Employee Non-Released Company Claims”.

(b)           Company Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of (i) the Employee’s obligations to the Company concerning the Company’s confidential information and proprietary rights that survive Employee’s termination of employment, including those specified in the Employment Agreement, (ii) any claim of the Company for fraud based on willful and intentional acts or omissions of Employee, other than those taken in good faith and in a manner that Employee believed to be in or not opposed to the interests of the Company, proximately causing a financial restatement by the Company, and (iii) any claims not waivable by the Company under applicable law, collectively, the “Company Non-Released Employee Claims”.

3.           General Release in Favor of the Company:  Employee, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers”), hereby forever releases and discharges the Company, its Board of Directors, and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively, the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasers ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.  Without limiting the generality of the foregoing, Releasers hereby release and discharge Releasees from:

(a)           any and all claims for backpay, frontpay, minimum wages, overtime compensation, bonus payments, benefits, reimbursement for expenses, or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law);

(b)           any and all claims, relating to Employee’s employment by the Company,  the terms and conditions of such employment, employee benefits related to Employee’s employment, the termination of Employee’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(c)           any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the North Carolina Retaliatory Employment Discrimination Act, North Carolina General Statutes, sections 95-240 et seq.; North Carolina Equal Employment Practices Act, North Carolina General Statutes, sections 143-422.1 et seq.; North Carolina General Statutes, sections 95-28.1A; North Carolina General Statutes, sections 95-28.2; North Carolina General Statutes, sections 95-78; Handicapped Persons Protection Act, N.C. Gen. Stat. sections 168A-1 et seq.; North Carolina’s Workers’ Compensation Laws (except for any pending workers’ compensation claims by Employee), North Carolina General Statutes, sections 97-1 et seq.; and waivable rights under the North Carolina Constitution;

(d)           any and all claims under any contract, whether express or implied;

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(e)           any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

(f)           any and all claims for violation of any statutory or administrative rules, regulations or codes;

(g)           any and all claims for attorneys' fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;

which Releasers ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.

4.           General Release in Favor of Employee.   The Releasees, and each of them, hereby release Releasers, and each of them, from all claims or causes of action whatsoever, known or unknown, including any and all claims of the common law of the State of North Carolina, including but not limited to breach of contract (whether written or oral), promissory estoppel, defamation, unjust enrichment, or claims for attorneys’ fees and costs and all claims which were alleged or could have been alleged against the Employee which arose from the beginning of the world to the date of this Agreement, except for the Company Non-Released Employee Claims.

5.           Non-Disparagement.  The parties agree that they will not (a) disparage or encourage or induce others to disparage the other party (including, without limitation, the Releasees and the Releasers), or (b) engage in any conduct or induce any other person to engage in any conduct that is any way injurious to either party's (including, without limitation, the Releasees' or the Releasers’) reputation and interests (including, without limitation, any negative or derogatory statements or writings).

6.           Covenants not to Sue.

(a)           Employee Covenant not to Sue.  Employee represents and warrants that to date, he has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against the Company or any other Releasee.  Without in any way limiting the generality of the foregoing, Employee hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Employee Non-Released Company Claims.  Employee agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

(b)           Company Covenant not to Sue.  The Company represents and warrants that to date, it has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against Employee or any other Releaser.  Without in any way limiting the generality of the foregoing, the Company hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Company Non-Released Employee Claims.  The Company agrees that it will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

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7.           No Admission.  The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees, has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever.

8.           Effectiveness.  This Agreement shall not become effective until the eighth day following Employee’s signing of this Agreement (“Effective Date”) and Employee may at any time prior to the Effective Date revoke this Agreement by giving notice in writing of such revocation to:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attn: General Counsel

In the event that Employee revokes this Agreement prior to the eighth day after his execution thereof, this Agreement, and the promises contained herein, shall automatically be deemed null and void.

9.           Employee Acknowledgement.  Employee acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement, and that Employee has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its execution.  Employee further acknowledges that he has read this Agreement in its entirety, that he fully understands all of its terms and their significance, that he has signed it voluntarily and of Employee’s own free will, and that Employee intends to abide by its provisions without exception.

10.           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect, however, the remaining provisions shall be enforced to the maximum extent possible.

11.           Entire Agreement.  This Agreement and the Employment Agreement, taken together, constitute the complete understanding between the parties and supersedes all such prior agreements between the parties and may not be changed orally.  Employee acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Employee other than as set forth herein or therein.  No other promises or agreements shall be binding unless in writing and signed by the parties.

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12.           General Provisions.

(a)           Governing Law; Jurisdiction; Venue.  This Agreement shall be enforced, governed and interpreted by the laws of the State of North Carolina without regard to North Carolina’s conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of North Carolina in Forsyth County.  Each party consents to the jurisdiction of such North Carolina court in any such civil action or legal proceeding and waives any objection to the laying of venue in such North Carolina court.

(b)           Prevailing Party.  In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

(c)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

(d)           Binding Effect.  This Agreement is binding upon, and shall inure to the benefit of, the parties, the Releasers and the Releasees and their respective heirs, executors, administrators, successors and assigns.

(e)           Interpretation.  Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party who prepared the Agreement, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and Mutual Release as of the date first written above.

B/E AEROSPACE, INC.

By:
Werner Lieberherr		PRINT NAME:
TITLE:
STATE OF NORTH CAROLINA	)
) ss.
COUNTY OF ___________	)

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Werner Lieberherr, to me known to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed the same. This individual is personally known to me or has produced a ______________________ as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this _____ day of ________, 20__.

Notary Public
My Commission Expires:

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